EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1 A, as it may be amended, of our Independent Auditor’s Report dated August 3, 2016 relating to the balance sheet of United Group Fund, Inc. as of December 31, 2015, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period June 5, 2015 (inception) through December 31, 2015, and the related notes to the financial statements.  We also consent to the reference to Artesian CPA, LLC as experts in auditing and accounting within the Offering Statement.

/s/ Artesian CPA, LLC

Denver, CO

August 30, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com